Exhibit 10.10

UNITED STATES OF AMERICA

Before the

SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934

Release No.

ACCOUNTING AND AUDITING ENFORCEMENT

Release No.

ADMINISTRATIVE PROCEEDING

File No.

In the Matter of BIO-RAD LABORATORIES, INC., Respondent.	ORDER INSTITUTING CEASE-AND-DESIST PROCEEDINGS PURSUANT TO SECTION 21C OF THE SECURITIES EXCHANGE ACT OF 1934, MAKING FINDINGS, AND IMPOSING A CEASE-AND-DESIST ORDER

I.

The Securities and Exchange Commission (“Commission”) deems it appropriate that cease-and-desist proceedings be, and hereby are, instituted pursuant to Section 21C of the Securities Exchange Act of 1934 (“Exchange Act”), against Bio-Rad Laboratories, Inc. (“Bio-Rad” or “Respondent”).

II.

In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the “Offer”) which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, Respondent admits the Commission’s jurisdiction over the Respondent and the subject matter of these proceedings, and consents to the entry of this Order Instituting Cease-and-Desist Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order (“Order”), as set forth below.

III.

On the basis of this Order and Respondent’s Offer, the Commission finds1 that:

Summary

1. These proceedings arise from violations of the Foreign Corrupt Practices Act of 1977 (the “FCPA”) [15 U.S.C. § 78dd] by Bio-Rad Laboratories, Inc. (“Bio-Rad”) concerning medical diagnostic and life science equipment sales to government customers in Russia, Vietnam, and Thailand.

2. From approximately 2005 to 2010, subsidiaries of Bio-Rad made unlawful payments in Vietnam and Thailand to obtain or retain business. During the same period, Bio-Rad’s subsidiary paid certain Russian third parties, disregarding the high probability that at least some of the money would be used to make unlawful payments to government officials in Russia. With respect to Russia, one of Bio-Rad’s foreign subsidiaries paid three off-shore agents (the “Russian Agents”) for alleged services in connection with sales of its medical diagnostic and life science equipment to government agencies. These agents were not legitimate businesses, and despite receiving large commissions, they did not provide the contracted-for services. In paying these agents, Bio-Rad’s foreign subsidiary demonstrated a conscious disregard for the high probability that the Russian Agents were using at least a portion of the commissions to pay foreign officials to obtain profitable government contracts. The General Manager (“GM”) of Bio-Rad’s Emerging Markets sub-division and the Emerging Markets Controller, both employees of the parent company (collectively, “the Emerging Markets managers”) ignored red flags, which permitted the scheme to continue for years. In Vietnam and Thailand, Bio-Rad’s foreign subsidiaries used agents and distributors to funnel money to government officials. In total, Bio-Rad made $35.1 million in illicit profits from these improper payments.

3. In violation of Bio-Rad’s policies, Bio-Rad’s foreign subsidiaries did not record the payments in their own books in a manner that would accurately or fairly reflect the transactions. Instead they booked them as commissions, advertising, and training fees. These subsidiaries’ books were consolidated into the parent company’s books and records. During the relevant period, Bio-Rad also failed to devise and maintain adequate internal accounting controls.

Respondent

4. Bio-Rad Laboratories, Inc. (“Bio-Rad”) is a corporation organized under the laws of the state of Delaware. Bio-Rad’s corporate headquarters is Hercules, California. Bio-Rad issues and maintains a class of publicly traded securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, which are traded on the New York Stock Exchange.

[1]	The findings herein are made pursuant to Respondent’s Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.

Other Relevant Entities and Persons

5. Bio-Rad SNC is an indirect wholly-owned subsidiary of Bio-Rad headquartered in Marnes-La-Coquette, France. Bio-Rad SNC manufactures, sells, and distributes Bio-Rad products. During the relevant time period, Bio-Rad SNC manufactured the products sold to the Russian government, contracted with the off-shore agents in Russia, and paid their sales commissions. Bio-Rad SNC’s books, records, and financial accounts are consolidated into Bio-Rad’s books and records and reported by Bio-Rad in its financial statements.

6. Bio-Rad Laboratorii OOO (“Bio-Rad Russia”) is a wholly-owned subsidiary of Bio-Rad located in Moscow, Russia. Bio-Rad Russia’s books, records, and financial accounts are consolidated into Bio-Rad’s books and records and reported by Bio-Rad in its financial statements.

7. Agents A, B, and C (collectively, the “Russian Agents”) were incorporated in the United Kingdom, Belize, and Panama, respectively. They contracted with Bio-Rad SNC to assist Bio-Rad Russia in the sale of Bio-Rad products to the Russian government.

8. Bio-Rad Laboratories (Singapore) Pte. Limited (“Bio-Rad Singapore”) is Bio-Rad’s wholly-owned subsidiary, located in Singapore. Bio-Rad Singapore’s books, records, and financial accounts are consolidated into Bio-Rad’s books and records and reported by Bio-Rad in its financial statements.

9. Diamed South East Asia Ltd. (“Diamed Thailand”) was a 49%-owned subsidiary of Diamed AG (Switzerland) that was acquired by Bio-Rad in October 2007. Local majority owners ran Diamed Thailand’s operations until 2011, when Bio-Rad bought out their interest in the company. Diamed Thailand’s financial statements are consolidated into those of Bio-Rad.

Background

10. Bio-Rad is a life science research and clinical diagnostics company that operates in two industry segments, Life Science and Clinical Diagnostics, in the United States and internationally. Bio-Rad’s Clinical Diagnostics segment, which designs, manufactures and sells diagnostic testing kits and systems to clinical laboratories and hospitals, accounts for the majority of Bio-Rad’s net sales, and almost the entirety of the unlawful payments at issue in this Order.

11. Bio-Rad’s international sales organization (“ISO”) oversees the company’s international sales operations; this includes all locations outside the United States and Canada. In 2009, the ISO consisted of four sub-divisions: (1) Western Europe; (2) Asia Pacific; (3) Japan; and (4) Emerging Markets. Each sub-division had a general manager, reporting to the vice-president of ISO. The Asia Pacific sub-division included Vietnam and Thailand. The Emerging Markets sub-division included Russia and other eastern European countries. Some countries within the sub-divisions had a country manager who reported to the ISO sub-division general manager.

12. Bio-Rad’s total consolidated net income for the year ended December 31, 2013 was $77.8 million, with gross revenues of $2.1 billion.

Unlawful Payments in Russia

13. From 2005 to the beginning of 2010, a substantial portion of Bio-Rad Russia’s business consisted of sales of clinical diagnostic products to the Russian government. Those sales arose from government contracts awarded to Bio-Rad Russia through a public tender offer process that required approval from various government officials. Bio-Rad Russia’s largest contracts with the Russian government were national contracts awarded by the Russian Ministry of Health for the sale of HIV testing equipment and blood bank equipment. The clinical diagnostic products sold to the Russian government were manufactured by Bio-Rad SNC, which in many instances also sold them directly to the Russian government due to certain complexities with Russian regulations and tax laws. Those sales were recorded on Bio-Rad SNC’s financial records. Other sales made by Bio-Rad Russia were recorded in the first instance on Bio-Rad Russia’s financial books.

14. During the relevant time period, Bio-Rad Russia had a country manager, who reported to the GM of Emerging Markets. From 2005 to 2006, the Emerging Markets GM, along with the Emerging Markets’ Controller, worked out of Bio-Rad SNC’s offices. After that, they worked out of Bio-Rad’s corporate offices in the United States.

The Unlawful Payments Scheme

15. From at least 2005 to the beginning of 2010, Bio-Rad SNC paid the Russian Agents commissions of 15%-30% while demonstrating a conscious disregard for the high probability that the Russian Agents were passing along at least a portion of their commissions to Russian government officials to obtain profitable public contracts for the sale of medical diagnostic equipment. The scheme began prior to 2005, orchestrated by the then country manager, who used the Russian Agents, primarily for their influence in connection with the tenders for the government contracts. The Russian Agents were foreign entities with bank accounts in Latvia and Lithuania, all affiliated with the same individual. The Russian Agents entered into agreements to provide various services to Bio-Rad Russia including acquiring new business, creating and disseminating promotional materials to prospective customers, distributing and installing products and related equipment, and training customers. The Russian Agents, however, had no offices in Russia, no employees, and therefore, likely no capability to perform the services outlined in their contracts. One of the Russian Agents even used a phony office address in Moscow that was actually the office address for a Russian government building.

16. After the country manager died in or about 2007, his successor continued to make payments to the Russian Agents. He knew from discussions with colleagues in the Russian health care industry that the Russian Agents’ principal had important contacts at the Russian Ministry of Health, and could influence the tender offer specifications and selection process. He performed no additional due diligence on the Russian Agents prior to signing subsequent agreements with them. Some documents suggest that the Russian Agents may have performed distribution services in connection with a few of the contracts. The new country manager estimated in an email to the Emerging Markets GM that Bio-Rad’s distribution costs ranged between 2%-2.5% in one instance. However, Bio-Rad SNC paid the Agents commissions of 15%-30%.

17. Both Russian country managers made extensive efforts to conceal matters relating to the Russian Agents. For example, no one other than the Russian country managers communicated with the Russian Agents and the country managers maintained no records of the Russian Agents. The new country manager used at least ten different personal email addresses with aliases when communicating about the Russian Agents with the Emerging Markets managers. He also used code words like “bad debts” when referring to the Russian Agents’ commissions. The Russian country managers knew or disregarded the high probability that the Russian Agents were using at least a portion of the sales commission payments to bribe Russian government officials in exchange for awarding the company profitable government contracts.

18. The Russian Agents received a total of $4.6 million on sales of $38.6 million. These unlawful payments were made by Bio-Rad SNC and recorded as commission payments on its books. These payments continued unabated until the beginning of 2010 when Bio-Rad Russia terminated the services of the Russian Agents. Immediately after that, Bio-Rad Russia lost its first government contract in Russia.

The Red Flags

19. Throughout the relevant time period, the Emerging Markets managers, who were employees of Bio-Rad, ignored repeated red flags regarding the high probability that the Russian Agents were making improper payments to government officials to win public tender offers for government contracts on behalf of Bio-Rad Russia. Specifically, they knew that the Russian Agents were foreign companies and that the Agents did not have the resources to perform the contracted-for services. They also knew that their commissions were excessive and were paid to banks in Latvia and Lithuania. Additionally, they condoned the secrecy surrounding the Russian Agents, and even encouraged it. For example, the Emerging Markets Controller sent an email to a lower-level Bio-Rad SNC employee instructing her to “talk with codes” when communicating about the Russian Agents’ invoices.

20. Furthermore, the Emerging Markets managers knew that the Russian country manager often requested approval for the Russian Agents’ commissions in installments of less than $200,000. These managers should have recognized that this was an attempt to bypass an additional approval tier by Bio-Rad’s corporate controller, as required by Bio-Rad’s internal controls. Additionally, the Russian country manager sometimes requested payments to the Russian Agents even before Bio-Rad Russia had collected on the underlying sales contracts. The Emerging Markets managers should have known that pre-paying the commission was not normal, and it suggested the possibility of a bribe payment. The practice also violated the express terms of the Russian Agents’ contracts.

21. The Emerging Markets managers also knew that many of the contracted-for services were not necessary to Bio-Rad Russia’s business with the Russian government. Many of the clinical diagnostic products required limited installation or training; additionally, Bio-Rad Russia used a separate distributor for several of the same government contracts during the relevant time period, thereby obviating the need for an additional distributor. Finally, the Emerging Markets managers knew that some of the Russian Agents’ invoices were generated internally at Bio-Rad Russia.

22. Despite the red flags, which surfaced repeatedly over five years, the Emerging Markets managers approved all of the payments to the Russian Agents. They also reviewed, negotiated, and approved the Russian Agents’ contracts.

Other Internal Controls Deficiencies

23. In many instances where the corporate controller’s approval was needed for payments of over $200,000 to the Russian Agents, the Emerging Markets controller merely sent an email request for the payment to be approved, without supplying the underlying contracts and invoices. Nevertheless, the corporate controller approved payments to the Russian Agents, relying solely on the Emerging Markets controller’s prior review of the supporting documents.

24. The Emerging Markets GM instructed Bio-Rad Russia’s country manager to sign the consulting agreements with the Russian Agents on behalf of Bio-Rad SNC. He did this in direct violation of the internal policies and procedures that required Bio-Rad SNC’s GM to sign such agreements or, alternatively, to grant a power of attorney to the Bio-Rad senior manager to sign them.

25. The same Emerging Markets GM failed to provide Bio-Rad SNC’s legal and finance departments with translated copies of the agreements with the Russian Agents in violation of Bio-Rad’s internal policies and procedures. Nevertheless, for five years Bio-Rad’s finance department approved the Russian Agents’ sales commission payments.

26. From 2005 to the beginning of 2010, the Emerging Markets managers signed and submitted sub-certifications to Bio-Rad’s chief financial officer attesting that Bio-Rad Russia’s balance sheets and income statements were fairly presented in conformity with U.S. GAAP. The sub-certifications also stated that these managers were responsible for establishing and maintaining Bio-Rad Russia’s internal controls, which the documents described as “adequate” and “functioning as needed.”

Facts in Vietnam

27. From at least 2005 to the end of 2009, Bio-Rad maintained a sales representative office in Vietnam. A country manager supervised the Vietnam Office’s sales activities, and was authorized to approve contracts up to $100,000 and sales commissions up to $20,000. Vietnam’s country manager reported to Bio-Rad Singapore’s Southeast Asia regional sales manager (“RSM”), who in turn reported to the Asia Pacific GM.

28. From 2005 through 2009, the country manager of the Vietnam office authorized the payment of bribes to government officials to obtain their business. At the direction of the country manager, the sales representatives made cash payments to officials at government-owned hospitals and laboratories in exchange for their agreement to buy Bio-Rad’s products.

29. In 2006, the RSM first learned of this practice from a finance employee. She raised concerns about it to the Vietnam Office’s country manager, who informed her that paying bribes was a customary practice in Vietnam. On or about May 18, 2006, the Vietnamese country manager wrote in an email to the RSM and the Bio-Rad Singapore finance employee that paying third party fees “[wa]s outlawed in the Bio-Rad Business Ethics Policy,” but that Bio-Rad would lose 80% of its Vietnam sales without continuing the practice. In that same email, the country manager proposed a solution that entailed employing a middleman to pay the bribes to Vietnamese government officials as a means of insulating Bio-Rad from liability. Under the proposed scheme, Bio-Rad Singapore would sell Bio-Rad products to a Vietnamese distributor at a deep discount, which the distributor would then resell to government customers at full price, and pass through a portion of it as bribes.

30. The RSM and the Asia Pacific GM were aware of and allowed the payments to continue. Between 2005 and the end of 2009, the Vietnam office made improper payments of $2.2 million to agents or distributors, which was funneled to Vietnamese government officials. These bribes, recorded as “commissions,” “advertising fees,” and “training fees,” generated gross sales revenues of $23.7 million to Bio-Rad Singapore. The payment scheme did not involve the use of interstate commerce, and no United States national was involved in the misconduct.

Facts in Thailand

31. Bio-Rad acquired a 49% interest in Diamed Thailand as part of its acquisition of Diamed AG (Switzerland) in October 2007. Bio-Rad performed very little due diligence on Diamed Thailand prior to the acquisition.

32. Diamed Thailand’s local majority owners managed the subsidiary. Bio-Rad’s Asia Pacific GM was responsible for working and communicating with Diamed Thailand’s majority owners and distributors.

33. Prior to the October 2007 acquisition, Diamed Thailand had an established bribery scheme, whereby Diamed Thailand used a Thai agent to sell diagnostic products to government customers. The agent received an inflated 13% commission, of which it retained 4%, and paid 9% to Thai government officials in exchange for profitable business contracts.

34. The scheme continued even after Bio-Rad acquired Diamed Thailand. Diamed Thailand renewed the contract with the distributor in June 2008, but unbeknownst to Bio-Rad, the distributor was partially owned by one of Diamed Thailand’s local Thai owners.

35. Bio-Rad’s Asia Pacific GM learned of Diamed Thailand’s bribery scheme while attending a distributor’s conference in Bangkok in March 2008. At the conference, Diamed Thailand’s local manager informed him that some of Diamed Thailand’s customers received payments, which the Asia Pacific GM understood to mean kickbacks. The Asia Pacific GM instructed Bio-Rad Singapore’s controller to investigate the matter. The controller confirmed to the Asia Pacific GM that Diamed Thailand was bribing government officials through the distributor. Despite these findings, the Asia Pacific GM did not instruct Diamed Thailand to stop making the improper payments to the distributor.

36. From 2007 to early 2010, Diamed Thailand improperly paid a total of $708,608 to the distributor, generating gross sales revenues of $5.5 million to Diamed Thailand. These payments were recorded as sales commissions. The payment scheme did not involve the use of interstate commerce, and no United States national was involved in the misconduct.

Legal Standards and Violations

A. Under Section 21C(a) of the Exchange Act, the Commission may impose a cease-and-desist order upon any person who is violating, has violated, or is about to violate any provision of the Exchange Act or any rule or regulation thereunder, and upon any other person that is, was, or would be a cause of the violation, due to an act of omission the person knew or should have known would contribute to such violation.

FCPA Violations

B. Under Section 30A(a) of the Exchange Act it is unlawful for any issuer, officer, director, employee, or agent of such issuer or any stockholder thereof acting on behalf of the issuer, to make use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to any foreign official or any person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any foreign official for the purposes of (i) influencing any act or decision of such foreign official in his official capacity, (ii) inducing such foreign official to do or omit to do any act in violation of the lawful duty of such official, or (iii) securing any improper advantage in order to assist such issuer in obtaining or retaining business for or with, or directing business to, any person. [15 U.S.C. § 78dd-1].

C. Additionally, under Section 30A(f)(2), a “knowing” state of mind as to a circumstance may be established “if a person is aware of a high probability of the existence of such circumstance, unless the person actually believes that such circumstance does not exist.”

D. As described above, Bio-Rad violated Section 30A of the Exchange Act because Bio-Rad’s Emerging Markets managers demonstrated a conscious disregard for the high probability that the Russian Agents were using at least a portion of Bio-Rad Russia’s sales commission payments to bribe Russian government officials in exchange for awarding the company profitable government contracts. These managers knew the Russian Agents operated as mere shell entities. They also knew that, among other things, the commissions were large, and that the Russian Agents did not have the resources to perform any of the contracted-for services set forth in their agreements. Nevertheless, the managers approved all of their agreements, and authorized $4.6 million in payments to the Russian Agents’ off-shore accounts even though many of the payment requests and invoices raised substantial questions as to their legitimacy. Finally, the same Emerging Markets managers communicated about the Russian Agents under cover of secrecy, which further calls in question their legitimacy. These red flags surfaced repeatedly over a five year period.

E. Under Section 13(b)(2)(A) of the Exchange Act issuers are required to make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of the issuer. [15 U.S.C. § 78m(b)(2)(A)].

F. As described above, Bio-Rad violated Section 13(b)(2)(A) of the Exchange Act. Its subsidiaries falsely recorded the payments to the agents/distributors as payments for legitimate services or commissions, when the true purpose of these payments was to make corrupt payments to government officials to obtain business. The false entries were then consolidated and reported by Bio-Rad in its consolidated financial statements.

G. Under Section 13(b)(2)(B) of the Exchange Act issuers are required to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (II) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. [15 U.S.C. § 78m(b)(2)(B)].

H. Bio-Rad violated Section 13(b)(2)(B) because although it had an ethics policy prohibiting the payment of bribes and various policies and procedures requiring accurate books and records, its systems of internal controls proved insufficient to provide reasonable assurances that such payments would be detected and prevented.

Bio-Rad’s Self-Disclosure, Cooperation, and Remedial Efforts

I. Bio-Rad made an initial voluntary self-disclosure of potential FCPA violations to the Commission staff and the Department of Justice in May 2010, and immediately thereafter Bio-Rad’s audit committee retained independent counsel to conduct an investigation of the alleged violations. The audit committee conducted a thorough internal investigation, and subsequently expanded it voluntarily to cover a large number of additional potentially high-risk countries. The investigation included over 100 in-person interviews, the collection of millions of documents, the production of tens of thousands of documents, and forensic auditing. Bio-Rad’s cooperation was extensive, including voluntarily producing documents from overseas, summarizing its findings, translating numerous key documents, producing witnesses from foreign jurisdictions, providing timely reports on witness interviews, and making employees available to the Commission staff to interview.

J. Bio-Rad also undertook significant and extensive remedial actions including: terminating problematic practices; terminating Bio-Rad employees who were involved in the misconduct; comprehensively re-evaluating and supplementing its anti-corruption policies and procedures on a world-wide basis, including its relationship with intermediaries; enhancing its internal controls and compliance functions; developing and implementing FCPA compliance procedures, including the further development and implementation of policies and procedures such as the due diligence and contracting procedure for intermediaries and policies concerning hospitality, entertainment, travel, and other business courtesies; and conducting extensive anti-corruption training throughout the organization world-wide.

Criminal Disposition

K. Bio-Rad has agreed, with the United States Department of Justice, Criminal Division, Fraud Section, to enter into a Non-Prosecution Agreement to resolve potential criminal liability for conduct relating to certain of the findings in the Order.

IV.

In view of the foregoing, the Commission deems it appropriate to impose the sanctions agreed to in Respondent Bio-Rad’s Offer.

Accordingly, it is hereby ORDERED that:

A. Pursuant to Section 21C of the Exchange Act, Respondent Bio-Rad cease and desist from committing or causing any violations and any future violations of Sections 30A, 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act;

B. Respondent shall pay, within 10 days of the entry of this Order, disgorgement of $35,100,000 and prejudgment interest of $5,600,000 to the Securities and Exchange Commission. If timely payment of disgorgement is not made, additional interest shall accrue pursuant to SEC Rule of Practice 600. Payment must be made in one of the following ways:

(1)	Respondent may transmit payment electronically to the Commission, which will provide detailed ACH transfer/Fedwire instructions upon request;

(2)	Respondent may make direct payment from a bank account via Pay.gov through the SEC website at http://www.sec.gov/about/offices/ofm.htm; or

(3)	Respondent may pay by certified check, bank cashier’s check, or United States postal money order, made payable to the Securities and Exchange Commission and hand-delivered or mailed to:

Enterprise Services Center

Accounts Receivable Branch

HQ Bldg., Room 181, AMZ-341

6500 South MacArthur Boulevard

Oklahoma City, OK 73169

Payments by check or money order must be accompanied by a cover letter identifying Bio-Rad Laboratories, Inc. as a Respondent in these proceedings, and the file number of these proceedings; a copy of the cover letter and check or money order must be sent to Alka N. Patel, Assistant Regional Director, Division of Enforcement, Securities and Exchange Commission, 5670 Wilshire Boulevard, Eleventh Floor, Los Angeles, CA 90036.

C. Respondent shall report to the Commission staff periodically, at no less than twelve-month intervals during a two-year term, the status of its remediation and implementation of compliance measures. Should Respondent discover credible evidence, not already reported to the Commission staff, that questionable or corrupt payments or questionable or corrupt transfers of property or interests may have been offered, promised, paid, or authorized by Respondent entity or person, or any entity or person while working directly for Respondent, or that related false books and records have been maintained, Respondent shall promptly report such conduct to the Commission staff. During this two-year period, Respondent shall: (1) conduct an initial review and submit an initial report, and (2) conduct and prepare at least one (1) follow-up review and report, as described below:

(1)	Respondent shall submit to the Commission staff a written report within one (1) year of the entry of this Order setting forth a complete description of its Foreign Corrupt Practices Act (“FCPA”) and anti-corruption related remediation efforts to date, its proposals reasonably designed to improve the policies and procedures of Respondent for ensuring compliance with the FCPA and other applicable anti-corruption laws, and the parameters of the subsequent reviews (the “Initial Report”). The Initial Report shall be transmitted to Alka N. Patel, Assistant Director, Division of Enforcement, United States Securities and Exchange Commission, 5670 Wilshire Blvd., 11th floor, Los Angeles, CA 90036. Respondent may extend the time period for issuance of the Initial Report with prior written approval of the Commission staff.

(2)	Respondent shall undertake at least one (1) follow-up review, incorporating any comments provided by the Commission staff on the previous report, to further monitor and assess whether the policies and procedures of Respondent are reasonably designed to detect and prevent violations of the FCPA and other applicable anti-corruption laws (the “Follow-up Report”).

(3)	The Follow-up Report shall be completed by no later than one (1) year after the Initial Report. Respondent may extend the time period for issuance of the Follow-up Report with prior written approval of the Commission staff.

(4)	Respondent’s reporting obligations pursuant to the Order, and its concurrent reporting obligations pursuant to the resolutions of certain of its subsidiaries with the U.S. Department of Justice, shall each be satisfied by the simultaneous submission of the same reports to both the Commission staff and the Department of Justice.

(5)

The periodic reviews and reports submitted by Respondent will likely include proprietary, financial, confidential, and competitive business information. Public disclosure of the reports could discourage cooperation, impede pending or potential government investigations or undermine the objectives of the reporting requirement. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except (1) pursuant to court order, (2) as agreed by the parties in writing, (3) to the extent that the Commission staff determines in its sole discretion that disclosure would be in furtherance of the Commission’s discharge of its duties and responsibilities, or (4) is otherwise required by law.

By the Commission.

/s/ Brent J. Fields

Brent J. Fields

Secretary